AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
TRANSFER AGENT SERVICING AGREEMENT

  THIS AMENDMENT dated as of the 16th day of November, 2016, to the Transfer Agent Servicing Agreement, dated as of April 6, 2011, as amended (the “Agreement”), is entered into by and between MANAGED PORTFOLIO SERIES, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the
Tortoise Water Fund and the Tortoise North American Pipeline Fund; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following series of Managed Portfolio Series:

Exhibit X, the Tortoise Water Fund and the Tortoise North American Pipeline Fund, is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES

By: /s/ James R. Arnold______________

Printed Name: James R. Arnold

Title: President
U.S. BANCORP FUND SERVICES, LLC

By:/s/ Michael R. McVoy_____________

Printed Name: Michael R. McVoy

Title: Executive Vice President

Tortoise Index Solutions, LLC

Exhibit X to the Managed Portfolio Series Transfer Agent Servicing Agreement

Name of Series
Tortoise North American Water Fund
Tortoise North American Pipeline Fund
                                                                                                                                      Date Added
on or after November 16, 2016
on or after November 16, 2016

Base Fee for Accounting, Administration, and Transfer Agent Services1 – fees effective at January, 2017

The below annual minimums will be discounted by 50% from inception date of each Fund where Tortoise Index Solutions, LLC. acts as Adviser to the Fund for the first six (6) months. Should any Fund terminate prior to 12 (twelve) months from inception date, the full annual minimum will apply.

The following reflects the greater of a basis point fee or annual minimum for funds where Tortoise Index Solutions, LLC. acts as Adviser to the Fund.

Administration Accounting TA	Basis Points on combined AUM		Annual Minimum per Fund[2]
	$[…]	+[…]	Funds 1-10 $[…]	Funds 11+ $[…]
	[…]	[…]

1 Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on percent on AUM.

2 Fees are calculated pro rata and billed monthly

Advisor’s Signature below acknowledges approval of the fee schedules on this Exhibit X.

Tortoise Index Solutions, LLC

By: /s/ P. Bradley Adams

Printed Name: P. Bradley Adams

Title:____________________________                       Date:______________________

Tortoise Index Solutions, LLC

Exhibit X (continued) to the Transfer Agent Servicing Agreement – Managed Portfolio Series

Accounting, Administration, TA Services in addition to the Base Fee1 – fees effective at January, 2017

Pricing Services

For daily pricing of each securities (estimated 252 pricing days annually)
$[…] - Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards
$[…] - Domestic Corporates, Convertibles, Governments, Agencies, Currency Rates, Mortgage Backed
$[…] - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
$[…] - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
$[…] - Bank Loans
$[…] - Swaptions
$[…] - Credit Default Swaps
$[…] per Month Manual Security Pricing (>25 per day)

NOTE: Prices are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action Services

Fee for IDC data used to monitor corporate actions
$[…] per Foreign Equity Security per Month
$[…] per Domestic Equity Security per Month
$[…] per CMOs, Asset Backed, Mortgage Backed Security per Month

MPS Trust Chief Compliance Officer Annual Fee (subject to board approval)

$[…] for the first fund
$[…] for each additional fund
$[…] per sub-advisor per fund

Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)

$[…] per security per month

NOTE:  Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees.  Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Section 15(c) Reporting

Add the following for fund administration services and data charges necessary to compile SEC required “peer reporting” information.
$[…] per fund per report

Ongoing Annual Legal Administration Services

Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements: (Final Fee(s) subject to USBFS legal team review and approval)
$[…] first fund
$[…] each additional fund

Miscellaneous Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor and sub-advisor facilities.

1 Fees are calculated pro rata and billed monthly

Tortoise Index Solutions, LLC                                                                                                                              3